Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ANNOUNCES COST SAVINGS AND RESTRUCTURING ACTIONS

—Initiatives Designed to Streamline Operations, Improve Efficiencies and Significantly Reduce Costs—

Philadelphia, PA — February 1, 2016 — Lannett Company, Inc. (NYSE: LCI) today announced a number of restructuring actions (the Plan) to streamline operations, improve efficiencies and significantly reduce costs.  The initiatives are part of the company’s efforts to integrate the recently completed acquisition of Kremers Urban Pharmaceuticals Inc. (KU).  Actions have already begun and include the closing of KU’s corporate offices in Princeton, New Jersey, an immediate workforce reduction of approximately 10% and a total staff reduction of approximately 20% over the next three years.

The Plan is expected to result in approximately $40 million of cost reductions during the 12 months following the close of the acquisition, including $27 million in fiscal 2016, and is currently estimated to generate annualized synergies of approximately $50 million by the end of fiscal 2018 and achieve an ultimate run rate of approximately $65 million by the end of fiscal 2020.

“A thorough strategic review of our business revealed opportunities to optimize our operations, improve our profitability and implement accelerated and increased cost reduction measures,” said Arthur Bedrosian, chief executive officer of Lannett Company.  “Our efforts, which include consolidating our research and product development functions and streamlining our manufacturing, packaging and distribution operations, are designed to build a sustainable, strong foundation for future growth, leverage the combined company’s size and scale, and enhance our competitive position.”

The company currently estimates that it will incur aggregate costs to implement the Plan of approximately $20 million to $22 million.  The costs associated with the Plan, the majority of which are expected to be incurred between fiscal years 2016 and 2018, will primarily consist of (i) a reduction in headcount through reorganization and integration, including severance and termination benefits for employees, expected to be approximately $11 million to $13 million, (ii) other costs primarily relating to the rationalization, consolidation and relocation of certain portions of our research and product development, manufacturing and distribution centers, as well as other facilities, expected to be approximately $8 million and (iii) contract termination costs expected to be approximately $1 million.

The Plan is being spearheaded by Michael Bogda, president of Lannett, and his team who have extensive experience integrating acquired companies and developing and implementing cost reduction initiatives.

The company expects to provide additional details regarding the Plan on its fiscal 2016 second quarter financial results conference call, scheduled for February 3, 2016, after market close.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, realizing the expected benefits of optimizing operations, enhancing efficiencies or significantly reducing costs, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, including acquired products, and Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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